Exhibit 99.1

Omni Bio Pharmaceutical, Inc.	Hayden IR
Edward C. Larkin, Chief Operating Officer	Cameron Donahue, Partner
(720) 488-4708	(651) 653-1854
Email: cameron@haydenir.com

OMNI BIO PHARMACEUTICAL, INC. RETAINS HAYDEN IR TO DEVELOP STRATEGIC INVESTOR RELATIONS PROGRAM

Denver, Colo., November 2, 2010 – Omni Bio Pharmaceutical, Inc. (OTC BB: OMBP), today announced that it has retained Hayden IR, a national, New York-based national investor relations consulting firm, to develop and implement a strategic investor relations program to raise its visibility and strengthen its relationships with the investment community, effective November 1, 2010.

“We have just begun the FDA-cleared Phase I/II human clinical trial of Alpha-1 antitrypsin (“AAT”) in recently diagnosed Type 1 diabetics at the Barbara Davis Center for Childhood Diabetes at the University of Colorado Denver Anschutz Medical Campus and the first patient has been infused, with other patients undergoing final screening for inclusion in the trial,” commented Edward C. Larkin – Chief Operating Officer of Omni Bio. “Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection. We believe this is an opportune time to retain Hayden IR to help us gain visibility and communicate our innovative product platforms and long-term opportunities with the investment community.”

With offices in New York, Phoenix, Minneapolis and San Diego, Hayden IR provides a comprehensive range of investor relations services to a growing list of clients. For more than a decade, Hayden IR has been a recognized leader in driving market recognition and creating sustainable competitive advantages for more than 100 micro- and small-cap companies. Hayden delivers expertise and professionalism in such areas as investor management, relationship building, awareness campaigns, online presence and corporate identity.

Cameron Donahue, Partner at Hayden IR, added, “Omni Bio’s patented and patent-pending platform technology addresses potential large and underserved markets, creating a compelling risk/reward investment profile. We are excited to be working with the company as it continues to progress through the FDA approval process for their Type 1 diabetes treatment utilizing one of the issued and pending patents for AAT licensed to the Company. The existing market for AAT is in excess of $400 million, which does not include the potential market for treating Type 1 diabetes or other indications. Omni Bio is addressing indications that are not currently approved by the FDA. Their value proposition positions them to move toward the goal of becoming a fully integrated commercial organization, thus enhancing the long-term growth of the company and value for shareholders.”

About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.

Omni Bio is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD. Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the clinical trial. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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